Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Friday, May 17, 2013	Rich Sheffer (952) 887-3753

DONALDSON REPORTS THIRD QUARTER RESULTS

MINNEAPOLIS (May 17, 2013) — Donaldson Company, Inc. (NYSE: DCI) announced its financial results for its fiscal 2013 third quarter. Summarized financial results are as follows (dollars in millions, except per share data):

	Three Months Ended April 30			Nine Months Ended April 30
	2013	2012	Change	2013	2012	Change
Net sales	$619	$647	(4)%	$1,804	$1,836	(2)%
Operating income	99	98	0%	243	264	(8)%
Net earnings	70	71	(2)%	175	193	(10)%

Diluted EPS	$0.46	$0.46	0%	$1.16	$1.26	(8)%

“Our overall sales growth during the quarter continued to be challenged by the global economic environment,” said Bill Cook, Donaldson’s CEO. “On the positive side, our Gas Turbine Products’ sales increased 35 percent as we delivered a number of large projects to our Customers. We also achieved solid sales growth in several regions including Latin America, South Africa, and India. But these strong performances were offset by significant declines in our Engine Products’ OEM businesses in the U.S. and Japan. During the quarter, we continued to see many of our major OEM On-Road and Off-Road Customers reduce their equipment production schedules in response to their weaker end-market demand.”

“Despite our lower sales, we delivered a record operating margin of 15.9 percent. We continued to proactively take actions to align our manufacturing and operating expenses with our anticipated Customer demand. During the quarter, we incurred $1.1 million as part of these restructuring activities. In addition, we continued to generate significant savings from our ongoing Continuous Improvement initiatives. Due to our strong operating margin performance, our EPS of $0.46 was equal to last year’s record third quarter.”

“We believe that the weak end-market conditions we have experienced this year may have now stabilized. Unfortunately, we have not yet seen any strong signs of a material recovery for our Customers in any of our capital equipment-related end markets and, therefore, we are not anticipating sales growth in these markets for at least the next quarter. As a result, we are forecasting our Company’s full-year sales to be between $2.40 and $2.45 billion and our FY13 EPS forecast to be between $1.57 and $1.65 per share.”

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Donaldson Company, Inc.
May 17, 2013

Financial Statement Discussion

The impact of foreign currency translation decreased sales by $10.0 million, or 1.6 percent, during the quarter and decreased sales by $28.6 million, or 1.6 percent, year-to-date. The impact of foreign currency translation decreased reported net earnings by $0.7 million, or 1.0 percent, during the quarter and decreased reported net earnings by $1.9 million, or 1.0 percent, year-to-date.

Gross margin was 35.8 percent for the quarter and 34.3 percent year-to-date, compared to prior year margins of 35.3 percent and 35.1 percent, respectively. The improvement in the quarter is primarily attributable to a higher percentage of our sales coming from replacement filters and the benefits from our Continuous Improvement initiatives, offset by a mix impact due to large Gas Turbine project shipments and some impact from lower fixed cost absorption. Restructuring expenses included in gross margin were $0.6 million in the quarter and $1.3 million year-to-date.

Operating expenses for the quarter were $122.9 million, down 5.3 percent from last year’s $129.8 million. As a percent of sales, operating expenses were 19.8 percent compared to last year’s 20.1 percent. Operating expenses year-to-date were $375.5 million, or 20.8 percent of sales, compared to $380.4 million, or 20.7 percent of sales, last year. Restructuring expenses included in operating expenses were $0.5 million in the quarter and $1.5 million year-to-date. Our ongoing cost containment actions helped to offset the restructuring expenses, higher pension expenses, and the incremental expenses related to our Strategic Business Systems project.

Our effective tax rate for the quarter was 29.8 percent, compared to a prior year rate of 29.0 percent. The prior year’s quarter included $1.8 million of tax benefits primarily from a statute of limitation expiration. The year-to-date effective tax rate was 29.2 percent compared to a prior year rate of 28.0 percent.

We did not repurchase any shares during the third quarter, and year-to-date we have repurchased 1,820,000 shares, or 1.2 percent of our diluted outstanding shares, for $61.0 million.

FY13 Outlook

•	We are projecting our full-year sales to decrease 2 to 4 percent from last year’s record $2.5 billion. Our forecast is based on the Euro at US$1.31 and 98 Yen to the US$.

•	Our full-year operating margin forecast is 13.6 to 14.2 percent.

•	Our FY13 tax rate is anticipated to be between 29 and 30 percent.

•	We forecast our FY13 EPS to be between $1.57 and $1.65.

•	Cash generated by operating activities is projected to be between $260 and $280 million. Our capital spending is estimated to be approximately $85 million.

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Donaldson Company, Inc.
May 17, 2013

Engine Products: We forecast FY13 sales to decrease 4 to 6 percent compared to FY12, including the impact of foreign currency.

•

Our On-Road OEM Customers are planning to build fewer heavy- and medium-duty trucks, although the rate of decline is expected to begin moderating in our fourth quarter. Demand from our Off-Road OEM Customers is anticipated to be mixed: build rates of agriculture equipment are forecasted to remain good, build rates of construction equipment are expected to slowly improve in North America, but remain weak in Europe and China, and the build rates of mining equipment are expected to decrease globally.

•

We are anticipating slowly improving growth for our Aftermarket Products. Current utilization rates for off-road equipment and on-road heavy truck fleets in the field have begun stabilizing and inventory levels at dealers and distributors are now consistent with current end-market utilization. We should also benefit from our continued expansion into emerging economies, from the increasing number of systems installed in the field with our proprietary filters, and from our increasing sales of liquid filtration products.

•

We forecast a mid-single digit percent decrease in our Aerospace and Defense Products’ sales compared to last year as the continued slowdown in U.S. military activity is expected to be partially offset by growth from our commercial aerospace sales.

Industrial Products: We forecast sales to be consistent with FY12, including the impact of foreign currency.

•

We forecast a mid-single digit percent decrease in our Industrial Filtration Solutions Products’ sales as compared to last year. We assume general manufacturing activity will continue to increase moderately in the U.S., slowly improve in Asia, and continue to be weak in Europe.

•	We anticipate our Gas Turbine Products’ sales to be up 27 to 30 percent due to continued strength in both the large turbine power generation and the oil and gas markets.

•	Special Applications Products’ sales are now forecast to be down 8 to 11 percent due to weaker market demand for our disk drive filters and membranes products.

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Donaldson Company, Inc.
May 17, 2013

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 12,500 employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing global economic uncertainty, the reduced demand for hard disk drive products with the increased use of flash memory, the potential for some Customers to increase their reliance on their own filtration capabilities, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of the various economic stimulus and financial reform measures, the implementation of our new information technology systems, potential global events resulting in market instability including financial bailouts and defaults of sovereign nations, military and terrorist activities, health outbreaks, natural disasters, and all of the other risk factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.
May 17, 2013

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS
DONALDSON COMPANY, INC. AND SUBSIDIARIES
(Thousands of dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2013	2012	2013	2012
Net sales	$619,371	$647,237	$1,804,354	$1,836,415

Cost of sales	397,870	419,008	1,185,583	1,192,435

Gross margin	221,501	228,229	618,771	643,980

Operating expenses	122,914	129,792	375,455	380,448

Operating income	98,587	98,437	243,316	263,532

Other income, net	(3,608)	(4,340)	(11,962)	(13,750)

Interest expense	2,719	2,787	8,275	8,856

Earnings before income taxes	99,476	99,990	247,003	268,426

Income taxes	29,634	29,044	72,235	75,106

Net earnings	$69,842	$70,946	$174,768	$193,320

Weighted average shares outstanding	148,136,620	150,536,631	148,404,503	150,385,389

Diluted shares outstanding	150,234,445	153,207,471	150,591,003	153,067,148

Net earnings per share	$0.47	$0.47	$1.18	$1.29

Net earnings per share assuming dilution	$0.46	$0.46	$1.16	$1.26

Dividends paid per share	$0.100	$0.080	$0.280	$0.230

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Donaldson Company, Inc.
May 17, 2013

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)
(Unaudited)

	April 30 2013	July 31 2012
ASSETS

Cash, cash equivalents, and short-term investments	$329,688	$318,151
Accounts receivable, net	437,414	438,796
Inventories, net	240,476	256,116
Prepaids and other current assets	65,752	72,599

Total current assets	1,073,330	1,085,662

Other assets and deferred taxes	271,456	259,511
Property, plant, and equipment, net	412,822	384,909

Total assets	$1,757,608	$1,730,082

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$178,028	$199,182
Employee compensation and other liabilities	167,802	201,848
Short-term borrowings	30,000	95,147
Current maturity long-term debt	82,002	2,346

Total current liabilities	457,832	498,523

Long-term debt	119,079	203,483
Other long-term liabilities	99,164	118,062

Total liabilities	676,075	820,068

Equity	1,081,533	910,014

Total liabilities and equity	$1,757,608	$1,730,082

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Donaldson Company, Inc.
May 17, 2013

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)
(Unaudited)

	Nine Months Ended April 30
	2013	2012
OPERATING ACTIVITIES

Net earnings	$174,768	$193,320
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	48,527	46,214
Changes in operating assets and liabilities	(8,346)	(43,836)
Tax benefit of equity plans	(9,483)	(9,698)
Stock compensation plan expense	7,363	8,624
Other, net	4,560	(12,223)
Net cash provided by operating activities	217,389	182,401

INVESTING ACTIVITIES

Net expenditures on property and equipment	(69,425)	(57,987)
Net change in short-term investments	30,781	(119,930)
Net cash used in investing activities	(38,644)	(177,917)

FINANCING ACTIVITIES

Purchase of treasury stock	(60,975)	(82,573)
Net change in debt and short-term borrowings	(67,623)	24,435
Dividends paid	(41,184)	(34,277)
Tax benefit of equity plans	9,483	9,698
Exercise of stock options	12,131	12,345
Net cash used in financing activities	(148,168)	(70,372)

Effect of exchange rate changes on cash	7,622	(18,586)

Increase (Decrease) in cash and cash equivalents	38,199	(84,474)

Cash and cash equivalents – beginning of year	225,789	273,494

Cash and cash equivalents – end of period	$263,988	$189,020

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Donaldson Company, Inc.
May 17, 2013

SEGMENT DETAIL
(Thousands of dollars)
(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended April 30, 2013:
Net sales	$383,314	$236,057	—	$619,371
Earnings before income taxes	65,680	37,555	(3,759)	99,476

3 Months Ended April 30, 2012:
Net sales	$407,041	$240,196	—	$647,237
Earnings before income taxes	62,136	38,792	(938)	99,990

9 Months Ended April 30, 2013:
Net sales	$1,107,814	$696,540	—	$1,804,354
Earnings before income taxes	152,129	102,709	(7,835)	247,003

9 Months Ended April 30, 2012:
Net sales	$1,171,600	$664,815	—	$1,836,415
Earnings before income taxes	170,432	103,688	(5,694)	268,426

NET SALES BY PRODUCT
(Thousands of dollars)
(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2013	2012	2013	2012
Engine Products segment:
Off-Road Products	$93,797	$100,307	$268,056	$281,450
On-Road Products	30,288	42,133	96,207	124,134
Aftermarket Products	228,452	231,298	658,710	672,265
Retrofit Emissions Products	3,295	4,038	9,554	13,326
Aerospace and Defense Products	27,482	29,265	75,287	80,425
Total Engine Products segment	$383,314	$407,041	$1,107,814	$1,171,600

Industrial Products segment:
Industrial Filtration Solutions Products	$125,447	$136,082	$386,475	$401,522
Gas Turbine Products	68,733	51,036	182,295	123,628
Special Applications Products	41,877	53,078	127,770	139,665
Total Industrial Products segment	$236,057	$240,196	$696,540	$664,815

Total Company	$619,371	$647,237	$1,804,354	$1,836,415

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Donaldson Company, Inc.
May 17, 2013

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Thousands of dollars, except per share amounts)
(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2013	2012	2013	2012

Net cash provided by operating activities	$108,209	$80,203	$217,389	$182,401
Net capital expenditures	(17,672)	(21,638)	(69,425)	(57,987)
Free cash flow	$90,537	$58,565	$147,964	$124,414

Net earnings	$69,842	$70,946	$174,768	$193,320
Income taxes	29,634	29,044	72,235	75,106
Interest expense, net	2,269	1,553	6,110	5,713
Depreciation and amortization	15,631	15,318	48,527	46,214
EBITDA	$117,376	$116,861	$301,640	$320,353

Prior year net sales	$647,237	$594,565	$1,836,415	$1,668,579
Change in net sales, excluding foreign currency translation	(17,843)	41,023	(3,434)	165,405
Foreign currency translation	(10,023)	11,649	(28,627)	2,431
Current year net sales	$619,371	$647,237	$1,804,354	$1,836,415

Prior year net earnings	$70,946	$61,811	$193,320	$159,524
Change in net earnings, excluding foreign currency translation	(413)	10,033	(16,698)	33,642
Foreign currency translation	(691)	(898)	(1,854)	154
Current year net earnings	$69,842	$70,946	$174,768	$193,320

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Donaldson Company, Inc.
May 17, 2013

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Thousands of dollars, except per share amounts)
(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2013	2012	2013	2012
Net earnings	$69,842	$70,946	$174,768	$193,320
Restructuring charges, net of tax	911	—	2,098	—
Net earnings, excluding special items	$70,753	$70,946	$176,866	$193,320

Net earnings per share assuming dilution	$0.46	$0.46	$1.16	$1.26
Restructuring charges per share, net of tax	0.01	—	0.01	—
Net earnings per share assuming dilution, excluding special items	$0.47	$0.46	$1.17	$1.26

Although free cash flow, EBITDA, net sales excluding foreign currency translation, and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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